NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                          Page 1



                                  NYMAGIC, INC.

                           Moderator: George Trumbull
                                 August 11, 2004
                                   8:00 am CT


Operator:             Good morning. My name is Elizabeth, and I will be your
                      conference facilitator today. At this time, I would like to welcome everyone to the NYMAGIC, INC. Second Quarter
                      2004 Earnings conference call.

                      All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the number 2, followed by the star on your telephone keypad.

                      Any forward-looking statements concerning the company's operation, economic performance and financial conditions contained herein, including statements related to the outlook for the company's performance in 2004 and beyond, are made under the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the company.

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                          Page 2


                      Some of these assumptions may not materialize and unanticipated events may occur, which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of insurance and reinsurance industry, premium rates, the estimation of loss reserves and loss reserves development, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, the occurrence of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance, recoverables, the availability and cost of reinsurance, changes in the ratings assigned to the company by rating agencies, and other risk uncertainties as included in the company's filings with the Securities and Exchange Commission. These risks could cause actual results from the 2004 year and beyond to differ materially from those expressed in the forward-looking statements made. The company undertakes no obligation to update publicly or revise any forward-looking statements made.

                      I will now turn the call over to George Trumbull, Chairman and Chief Executive. Please go ahead sir.

George Trumbull:      Thank you Elizabeth, and good morning. With me here today
                      are William ("Skip") Shaw, the Vice Chairman of NYMAGIC, and Tom Iacopelli, our Chief Financial Officer. I'll make a few introductory comments and then ask Tom to cover a few items before we take your questions.

                      Overall, I would describe the second quarter as mixed. We're pleased with the progress in a number of areas, but we wish hedge fund returns for the quarter were better. On the flip side, hedge fund returns were better than most other asset classes for the second quarter. On the positive side, gross premium written -- excluding aviation -- was up 30% for the quarter and 28% for six months, ocean marine was up 15% for six months, and other liability was up

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                          Page 3


                      over 130%. That is the real driver of our growth and most is on a claims-made basis, and a significant amount is excess and surplus business.

                      Growth in net premiums written -- excluding aviation -- for six months was up a bit over 40%, reflecting higher net retentions this year.

                      The combined ratio for the quarter was 99.3%, even though expenses were higher than originally anticipated. This combined ratio reflects good loss ratios on the underwriting front coupled with some one-time expenses for Sarbanes-Oxley compliance, as well as increased salary expenses for new underwriting staff whose production should begin hitting the books in the third quarter and beyond. The expense ratio should trend downward as more earned premium flows through and the one-time expenses get spread over the whole year.

                      Some brief comments on our investment portfolio and results before I turn the session over to Tom. The overall impact on investment income from our hedge funds was magnified, because we invested the proceeds of our bond issue -- almost $100 million -- in hedge funds in the quarter, almost doubling our total exposure to hedge funds. We will get the benefit of the additional investment in hedge funds as returns rebound in subsequent quarters.

                      On the positive side, we had virtually no unrealized losses from our fixed income portfolio when rates went up. We believe that is very different than most other companies in the industry who had significant unrealized losses on their fixed income portfolio. In addition, our portfolio is very well positioned to take advantage of rising interest rates to the benefit of all shareholders.

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                          Page 4

                      With that, I'll turn it over to Tom Iacopelli, our Chief Financial Officer, for a couple brief comments, and then we'll be happy to answer any of your questions.

Thomas Iacopelli:     Thank you George. Total investments are up to $619 million in 2004 for two reasons. One, we received $98.8 million in net proceeds from our bond offering in March of 2004. Most of these funds were invested in a diversified portfolio of hedge funds.

                      Second, we received cash flow from operations of $5.5 million after excluding trading portfolio activities. Fixed income securities represented approximately 43% of the portfolio, hedge funds represented approximately 34% of the portfolio, and the balance was invested in short-term investments, which amounted to 23% of the portfolio.

                      The combined ratios for the second quarter of 2004 versus the second quarter of 2003 were 99.3% and 97.3%, respectively. The expense ratio for the second quarter of 2004 was 40.4%, as compared to 39.6% for the prior year second quarter. The increase was attributable to employee costs related to the expansion of the company's business. This ratio should trend down as premiums written becomes earned. And the loss ratio for the second quarter was 58.9% versus 57.7% for the prior year's second quarter. Paid losses were down by approximately 7% for the second quarter.

                      Our reinsurance recoverables, as of June 30, declined slightly to $276 million overall from $281 million as of December 31. The decrease is largely attributable to the runoff of aviation claims and the effect of higher loss retention levels in the ocean marine line. We continue to monitor the credit quality of our reinsurers on a regular basis. We also seek prompt payment of outstanding balances, as well as collateral where required.

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                          Page 5


                      One particular reinsurer, Converium Holdings, recently announced significant reserve strengthening that adversely affected their capital position. Subsequently, their ratings were downgraded by rating agencies. Although Converium does not participate on our 2004 reinsurance agreements, they have participated in prior years. As a result, we maintain reinsurance recoverables of approximately $1.3 million due from them at June 30. We have not taken any specific charge with respect to recoverables from Converium.

                      As for shareholders equity, as of June 30, 2004, it was at $246.8 million, or $24.77 per share. That was an increase from $244.3 million at December 31, or $24.47 per share.

George Trumbull:      Thank you Tom, and with that, we'll be happy to take any
                      of your questions.

Operator:             At this time, I would like to remind everyone in order to
                      ask a question, please press star, then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

                      We are still pausing to compile the Q&A roster.

                      Your first question comes from Jason Busell with KBW.

Jason Busell:         Morning.

George Trumbull:      Morning Jason.

Jason Busell:         In the 10Q you filed, you talk about some larger current
                      accident year severity losses in ocean marine. Could you elaborate on those losses?

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                          Page 6


Thomas Iacopelli:     Jason, this is Tom Iacopelli. It really identifies the
                      first quarter loss that we announced during our first quarter release where we suffered about a $2 million loss from that particular loss.

Jason Busell:         Okay, so that - this wasn't the second quarter.

Thomas Iacopelli:     No, but as we're increasing our loss retention in our
                      ocean marine line, we are seeing some larger net losses.
                      But relatively, in terms of the loss ratio, our ocean marine ratios are still very good and they are in the low
                      50s for the second quarter. However, for the six months, it's about 55%.

Jason Busell:         Okay. Looking at the investment portfolio, I know that the trading gains were very good in the quarter. Could you talk about the overall objective of the trading portfolio and how it's being managed?

William Shaw:         Jason, hi, this is Skip.

Jason Busell:         Hello.

William Shaw:         The overall objective of the trading portfolio, simply
                      put, is to be opportunistic. For example, in the middle of May, we felt that the market had risen in yield much more than we expected the pace of Fed tightening.

                      And as a consequence, we anticipated that there would be a trading opportunity to purchase some longer dated treasuries, which we believe were in an oversold condition, and that that condition would correct itself and we would make a trading gain.

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                          Page 7


                      As a result of that, we did. Actually the day of our last conference call, we purchased 100 million 30-year treasuries, and we have subsequently sold them for about a $5.5 million gain.

Jason Busell:         Okay.

George Trumbull:      That answer your question Jason?

Jason Busell:         Sure, sure.  Thank you.

George Trumbull:      Okay.

Jason Busell:         That was a great trade.

William Shaw:         A little more than half the gain was in the quarter just
                      ended, and the balance was in this quarter.

Jason Busell:         Okay. And the only other item, as far as moderating rates
                      in marine lines, can you maybe quantify, is it still single digits?

George Trumbull:      Marine liability is holding up well, and we're happy with
                      the rates there. On some of the other lines, particularly on the offshore energy, rates are down 10% to 15%, but that's off rates that doubled after 9/11, so they're still pretty good rates. Cargo is holding up pretty well. War risk is holding up pretty well. Hull rates are up 5% to 10%. We're still not sure that they're adequate, however.
                      We'd like to see them go up more. It varies Jason, as it always does. We're not seeing the same level of increases on marine liability as we have the last couple years, but rates are not going down either on the marine liability side. So the one we're seeing the most pressure on is the offshore energy rates.

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                          Page 8


Jason Busell:         Okay.  Thank you for your responses.

Operator:             Your next question comes from Ron Speaker with Janus.

George Trumbull:      Hi Ron.

Ron Speaker:          Hi George.  How are you?

George Trumbull:      I'm well, thank you.  How are you?

Ron Speaker:          Very good. Got three quick questions here. The first one
                      is you mentioned about the strong growth in the total gross premiums, but when's this going to translate into revenue growth and why didn't it this quarter?

George Trumbull:      Tom, you want to comment on that?

Thomas Iacopelli:     Ron, this is Tom Iacopelli. We've seen some pretty good
                      growth in our other liability and our ocean marine line.
                      Much of it was due to production increases. And a lot of that will be reflected in writings that will be earned over the policy period. So right now our earned is trailing the net writings, but eventually it should catch up over the next couple of quarters.

Ron Speaker:          Okay. And then on that other liability side where you've
                      got the nice increase year over year, your profitability or your income actually was a loss for the quarter. Any rationale on why you were still losing money off higher revenues coming through?

Thomas Iacopelli:     Well it's really a mix of the type of business we're
                      looking at. We have some professional liability classes that are in our opinion, very profitable. However

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                          Page 9


                      we are entering some new classes of business that we feel may have a higher loss ratio and we're pegging it at a higher loss ratio.

Ron Speaker:          And what are some of those? Was there a mention of Taxi -
                      do you have Taxi in there?

Thomas Iacopelli:     We have some commercial auto liability excess worker's
                      comp, which were basically some niche businesses that were brought to us by some pretty good brokers. And we thought there was an opportunity for us to make money. Normally these lines are filed rate lines. They're not normally the type of business we would write, which is free from rate and form filings. But we did like the opportunity that was presented to us. And we decided to write it.

George Trumbull:      Yes Ron, we're being very conservative in our targeted
                      loss ratios on these lines until we get more experience with them. And over the next couple years as we get more experience, we may find that the loss ratios come down.
                      Certainly the actual loss ratios on these lines are much less today than what we have them targeted at. But it's early on in these programs and we'd rather be conservative than aggressive on the targeted loss ratios.

Ron Speaker:          Okay. So with the increase in your SG&A line, you feel you can find new business, you've got some new employees that are going to help you grow coming forward. Is this all in the other liability area or is that in ocean marine?

George Trumbull:      Some of both, but primarily in the other liability area I
                      would say.

Ron Speaker:          And just last question here, on the hedge fund you
                      mentioned about this $3 million loss. What specific strategy or few strategies were the worst performing? And then are you still confident that you want to continue having

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                         Page 10

                      a larger percentage of your total portfolio in hedge funds? If you can just kind of brush over what are the main strategies there?

William Shaw:         Hi Ron. This is Skip. I'm happy to do that. I'd like to
                      preface my answer to the question with noting that the hedge fund basket that we have constructed for the holding company and for the operating subsidiaries did not perform to our expectations in the second quarter. The hedge fund basket in the holding company was down slightly under 1%, whereas the hedge fund baskets in the two operating subsidiaries which are identical were down slightly over 1%. I think it's important to note that during that time period, the Lehman Aggregate Fixed Income Index was down over twice as much. It was down 2.44%. And also in the second quarter, the S&P 500 was also under-performed our hedge fund basket. It was down 1.71%.

                      I preface my answer to your question with these statistics to reinforce our view which we have articulated on the road shows and whenever we've been able to, that our belief is that a well diversified basket of hedge funds will far outperform most indices, particularly equity indices not only on an absolute basis, but certainly on a risk adjusted basis where the volatility in our hedge fund basket is 1/4 the volatility in the S&P.

                      And as a result of that as you know or may remember, we made a conscious decision to eliminate an equity portfolio from the investment side of the company and replace it with a hedge fund basket. The relative favorable performance of the hedge fund basket in the second quarter versus both the fixed income and equity indices reinforces our view that this is a superior investment alternative.

                      As far as attribution, there were two funds that created most of the underperformance in the hedge fund basket. One was a commodity fund

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                         Page 11

                      centered on gold arbitrage. The other is a long volatility fund. I'll describe that briefly.

                      We have incorporated a long volatility fund into the basket to provide insurance in the event of an exogenous event creating very unstable financial markets. For example, there's a number of strategies in our hedge fund basket such as merger arbitrage, risk arbitrage that would underperform if you had say a 9-11 event. By incorporating a very small percent of a long volatility fund in the basket, it would counteract any underperformance of those other funds I just described in the case of a 9-11 event for example.

                      This volatility fund is a long volatility fund and it's essentially purchasing insurance. And in fact, we would expect this fund actually to lose money on a monthly basis, not a lot, but a little bit. Just as you would pay an insurance premium, we feel it's justified to compensate for a potential event risk particularly in these times.

                      This fund has way underperformed our expectations. We are re-evaluating the manager. We still want a long volatility strategy in our basket. But as I say, we are re-evaluating the best manager to employ this strategy.

Ron Speaker:          And just to follow-up, I mean your strategy makes sense.
                      Do you think this is a strategy that the rating agencies and customers are comfortable with? The merits are certainly there and I like the way you described, the comparison versus the relative indices.

                      I think you should continue to describe that when you compare it and not just to say it was disappointing. I know in a hedge fund you want to make money every month, but it is an investment that has risk like anything else.

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                         Page 12

                      Do the agencies appreciate the diversification that you've employed here?

William Shaw:         We have spent many, many hours with not only the New York
                      Superintendent of Insurance, but also with AM Best which rates our company A. And the short answer to your question is yes. It was a rather lengthy educational process, but when we laid the facts in front of them and the anecdotal evidence where the returns on a well diversified basket of hedge funds is much better over the long run than fixed income or equity indices with low volatility or low risk if you will, 1/4 of the S&P, they were well convinced that this strategy is superior to what the company had before.

George Trumbull:      Yes Ron I would add to that, we took them through all the
                      diversification and how Skip has diversified the portfolio and the guidelines. I think we have one single hedge fund investment over $10 million. And that was in a Mariner
                      Fund that we know very well. And that was only 11 million.
                      So it's a well diversified portfolio. And that gave them an additional level of comfort when Skip took them through all the details.

                      I think we have in excess of 20 funds in total, probably.

William Shaw:         Ron -- this is Skip again. We have 22 funds in the
                      operating subsidiary basket. The largest fund represents
                      9.6% of the basket. The next largest fund is 7%. And all the rest are 5% and lower of the basket.

Ron Speaker:          And just to get it on the record here, you're saying that
                      if you'd taken the 100 million from the bond proceeds and put it into the bond market, you'd have lost more money in the last quarter than having put it into the hedge funds?

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                         Page 13


William Shaw:         That is a correct statement. And we could have put it
                      either in the bond market or the stock market and we would have lost more money than having put it into the hedge funds.

Ron Speaker:          Yes, okay. Thank you.

George Trumbull:      Okay, thanks Ron.

Operator:             Our next question comes from Bijan Moazami with Freidman,
                      Billings, Ramsey.

Bijan Moazami:        Good morning everyone. Most of my questions were answered.
                      But quickly, is there a change in the way you use reinsurance? The retention ratios were up a little bit.

George Trumbull:      Yes there is Bijan. We increased our retention this year
                      on our core reinsurance program after a good bit of analysis. So retention on the core program went from 2 million to 4 million. We've only hit that level once in the last 16 years and we thought we were paying our reinsurers, given what they wanted for the two over two layer, a lot of money for something that didn't give us much protection.

                      So we made the decision to do that. It was after a lot of economic analysis. And we believe over time it will be very profitable for us versus giving that profit to our reinsurers.

Bijan Moazami:        Thank you.

Operator:             Your next question comes from Ira Zukerman with Nutmeg
                      Securities.

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                         Page 14


George Trumbull:      Hi Ira.

Ira Zuckerman:        How are you doing George?

George Trumbull:      I'm well thank you.

Ira Zuckerman:        Okay. Just a couple of quick questions. First of all on
                      the big expansion in the other liability, we're starting to hear some stories about rates getting more competitive, especially in certain liability lines. How confident do you feel that with the market picking up that you can be competitive?

George Trumbull:      Well I have a couple of comments. These lines continue to
                      be specialty lines. So we don't see a lot of the big companies. The competition is different. And so far we feel good about the rates.

                      On the other hand, if people start coming in with rates that we don't like, we won't write the business. We did that in the past. We'll do it again. But so far we're getting the kind of rates we would like. And again, a lot of our business is excess and surplus business and some specialty business where we're not seeing what I'd call direct competition. We're writing it through someone who controls the business. The Worker's Comp is an example. Some of the trucking program is another example.

                      So so far we are happy with the rates we are getting. But if somebody comes in and wants to write the business at substantially lower rates, we'll let it go.

Ira Zuckerman:        And the other question is how conservative are you being
                      with this new business in terms of loss picks?

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                         Page 15


George Trumbull:      We're being very conservative in terms of the loss picks
                      on the new business Ira. As I said earlier, until we get some experience with it, our actual paid losses are quite low on this business. But we're still using relatively high loss picks because we want to let it age some before we make judgments on moving the loss picks down.

                      So we're being quite conservative going in which I think is the right way to do it. We'll adjust those after we have a couple years experience under our belt. But as Tom said, actual paid losses are down in the second quarter by about 7%. And the paid losses on this new business are running well below what we might have expected. But we don't know if that's just early on in the program and we don't want to make judgments on that in the first year of the program.

Ira Zuckerman:        And the last question I've got is could you possibly share with us your hedge fund experience for July or to date for the third quarter?

William Shaw:         Yes hi Ira. It's Skip. The hedge fund basket in the
                      holding company was down about 1/10 of a percent and in the two operating subsidiaries, it was down a little less than 1%. For a frame of reference, the Lehman Aggregate in July was down 1% and the S&P 500 was down 3.31%.

Ira Zuckerman:        Okay.  Thank you very much Skip.

William Shaw:         Thank you.

George Trumbull:      Thanks Ira.

Operator:             Your next question comes from Sheila Donoghue with Marlan
                      Capital.

George Trumbull:      Hi Sheila.

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                         Page 16


Sheila Donoghue:      Hi. Most of my questions are answered. I have just a
                      couple.

                      Can you possibly give a further update on reinsurance recoverables?

George Trumbull:      In what way?

Sheila Donoghue:      Well, when you might expect to recover them.

George Trumbull:      Well, we have made substantive progress on reinsurance
                      recoverables. We're down from $360 some-odd million a couple of years ago to $276 million, so we're down almost
                      $100 million. And it's likely to continue to trend down as we keep our retention up on the core marine line, but about half of recoverables is for our aviation line and until some of that sorts out through the next year or so, it won't come down much.

                      So, it'll trend down some and we've done a lot of work cleaning it up. We feel good about where it is. It remains very well securitized. We don't have detailed numbers on the $276 million, but if you go back to the end of last year, over 95% is either securitized, has A ratings, or funds withheld. So, it's well securitized. It's going to trend down again on the ocean marine side because we're taking more retention as time goes forward, but there'll be another big reduction when some of the 9/11 issues are sorted out.

                      I would note on the 9/11 claims, we booked our full policy limits. So our full policy limits show up in those reinsurance recoverables. We're not aware of other companies having booked their full limit. So, there's nothing that could happen that would increase that or have a negative impact on our earnings from 9/11. Quite to the contrary there's a possibility going forward as 9/11

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                         Page 17


                      claims wind through that we'll have some positive development there, but it's too early too make judgments on that.

Sheila Donoghue:      Okay. My next question. Of the 22 hedge funds, how many of those are affiliated with Mariner Partners?

William Shaw:         Hi.  This is Skip.

                      Only one in the operating subsidiaries. In the holding company, there are two.

Sheila Donoghue:      And then, regarding the operating goals of your business,
                      do you compare yourself to a Navigators, or who might you compare yourself to? And what are your operating goals going forward on a loss ratio, combined ratio, and return on equity basis?

George Trumbull:      Well, I don't want to get into making projections, Sheila.
                      Certainly we look at a number of other companies and what they are doing. Our mix of business is substantially different than a number of those. We have a much larger proportion of our business in ocean marine than anybody else, so it's hard to make comparisons. We certainly look as much as we can at Navigators and others on their ocean marine segments.

                      Clearly, we are focused on underwriting to make a profit across all of our lines over time, so that would say that we believe we'll continue to have very good loss ratios as Tom said, on the ocean marine side, the loss ratios continue to be in the low 50's where they have been historically.

                      We did get one relatively large claim in the first quarter on the ocean marine side that drove up our loss ratio and our combined ratio in the first quarter, but we're in the insurance business and that's going to happen now and again.

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                         Page 18


                      But over time, we believe that our loss ratios on the ocean marine side will be about what they've been for a long period of time given the disciplined underwriting we do.

                      On the new business, we're underwriting that to make a profit as well, so we would expect that the combined ratio on that business would be below a hundred going forward, and we clearly intend to have a combined ratio below a hundred in aggregate on our total business going forward and make a profit on that side.

William Shaw:         This is Skip. I'd also like to add that I think one thing
                      that distinguishes us from our potential competitors is we are intensely focused on the investment side. Not that others aren't, but we view the investment side as a very important component of generating returns for the company and as we go forward, I think that intensity will continue and again we differ a little bit in philosophy from a number of our competitors.

George Trumbull:      The other comment I would make, is certainly we would like to improve our return on equity and some of that is going to be generated by leveraging better our lazy capital in the insurance companies, where we are writing at very low levels and we could substantially increase our business with the amount of capital we have and generate more profits from it. We're doing that carefully because we want to continue to underwrite to make a profit as we go forward.

Sheila Donoghue:      Okay. My final question. Apparently your strengths are on
                      the investment side, and as you write new business, taking a devil's advocate approach, it sounds like you are being conservative in your estimates of losses. However, how do you get comfortable that the business presented to you is not business that others with experience rejected?

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                         Page 19


George Trumbull:      Well, let me comment on two things. One, yes, we have
                      enormous capabilities on the investment side with Skip and with the Mariner team, which I think are as good as any in the industry, probably better than most, and certainly better than most small companies. So, we have a lot of capability.

                      On the underwriting side, we have the best underwriters in the ocean marine segment in the industry. That is a statement of fact. If you look at the loss ratios on our business over a long period of time, they clearly are the leaders in the industry and well recognized. And that's a significant portion of our business.

                      New business, we've gone out and hired very experienced people. One of the leaders on the E&S side has been in the industry for 33 years. He has been with us for three years, but he is very experienced. The people we have brought in are very experienced people and they are motivated to underwrite to make a profit.

                      As I said, the majority of that business is claims made business, so we can evaluate the results very quickly and if we don't like the results, we'll make changes.

                      George Kallop, Tom Iacopelli and myself review at least once every six months every line of business and we just spent several hours a couple weeks ago going through the other liability line of business. What they were underwriting, how they were pricing it, what they were looking at , what the development looked like. So, we feel good about the quality of people we have and the level of expertise we have in all of our lines of business and we're reluctant to grow in areas where we don't have that expertise or that ability.

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                         Page 20


Sheila Donoghue       Okay.  Thank you very much.

George Trumbull:      You're welcome.

Operator:             Your next question comes from Bobby Melnick with Terrier
                      Partners.

George Trumbull:      Hey, Bob.  How are you?

Bobby Melnick:        Hey, good morning.

                      The previous questioners, preempted me. I mean, I'm still sort of struggling with the sort of big picture with this enterprise. When you guys first stepped into this company, it was obviously producing substandard return on capital and obviously poor return on equity. As we've commented and commended you, you've turned around a lot of the operations, tidied things up, tightened things up and raised some capital. And yet, we're still conservative in terms of the underwriting side and yet as you just commented in response to the last questioner, we remain overcapitalized.

                      And as an owner of the company, you know, it's nice to have the comfort of a $25 book value, but if we're producing, you know, mid-single digit returns on that capital, then, sure the company is going to trade at a discount to the book value, which no surprise, is where we do trade. And it just strikes me as odd in an environment in which most pundits, rightly or wrongly are not looking for the sort of investment returns that perhaps the markets had offered, you know, in recent years.

                      And with your stated conservatism on the underwriting side that the best use of capital would even be in producing the sort of returns that you've cited,

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                         Page 21


                      which competitively have been attractive. Which is to say, it just strikes me that this company remains overcapitalized.

                      And I know you're not in the forecasting business, but my question is, you know, what is an achievable and adequate return on equity that owners should anticipate that this company can produce? Because absent some boost in the returns, this company is going to continue to trade at a discounted book and deservedly so.

George Trumbull:      I think that's a fair comment, Bobby. We are over
                      capitalized. We're looking to find ways of putting that capital to work, although we believe that putting as much as we have in hedge funds will ultimately drive a significant investment income benefit that will help drive the returns.

                      But we continue to look for opportunities to acquire books of business and to leverage the capital that's in the insurance companies and we're looking on a regular basis at acquisitions and opportunities that we think will be additive. We look at those on a regular basis, as I said and hopefully we'll find some we want to do.

                      In terms of, you know, return on equity, it used to be everybody said 15% return on equity was their target. Anybody that tells you that today with interest rates where they are in this industry is taking risks that I wouldn't want to take and I wouldn't want to have my company take. I think we can generate a real return over, you know, treasury rates that would bring us into the low double digits over the next couple years.

                      That's what we're working towards. I think that's acceptable result without taking huge risks. We certainly could write a lot more business if we wanted to take significantly more risk on the underwriting side, give Skip the money

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                         Page 22


                      to work and do cash flow underwriting. We're not there yet, and I doubt if we'll ever be there.

Bobby Melnick:        Well, you know, I would agree with what you're saying.
                      That if you can produce, you know, what would equate to $3 a share in ongoing earnings, then the investors will all be smiling at $22 or $23 a share.

                      But, I mean, obviously, and this you already know, the minority owners in this company, invested in this enterprise because of the niche you are in and the reputation - not just the reputation, the operating history that this company represents. If we wanted to invest in a hedge fund, you know, we'd buy Man Group or we'd just take our money and put it in a hedge fund ourselves.

                      So, I mean I know you guys know what the dog is and what the tail is. And yes, it's obviously appropriate to try and boost the investment returns in a diversified portfolio, but this is not a hedge fund company, this is an insurance company.

                      And you know, I applaud the conservatism, but, you know, you guys have been talking now for several quarters and several conference calls about the acknowledgement that you are over capitalized and while I don't want you to go out and make an acquisition and say see here's how we're deploying the company in some dumb acquisition to show that we can deploy the capital.

                      The reality remains that, you know, this enterprise is producing sub-par returns and the owner's equity is suffering. I mean, you guys know all this, I'm just reminding you we're watching because you've been over capitalized now for several quarters and oh by the way in the last, you know, year, year and a half you've raised capital, which is an odd thing for an overcapitalized enterprise to do.

                                                                   NYMAGIC, INC.
                                                     Moderator:  George Trumbull
                                                             08-11-04/8:00 am CT
                                                           Confirmation #9016323
                                                                         Page 23


George Trumbull:      We understand that Bobby.

Bobby Melnick:        Okay, thank you.

George Trumbull:      We understand your point. We're well aware of it. We're
                      working towards it and, you know, we're going to work to deliver it, deliver better returns for all shareholders, Bobby.

Bobby Melnick:        Thank you.

George Trumbull:      Thank you.

Operator:             At this time, you have no further questions. Are there any closing remarks?

George Trumbull:      Just a couple remarks. We thank all of you for
                      participating. We appreciate you taking the time. We're going to continue to whack away at finding growth, productive growth, and increasing the returns. And we'll look forward to talking to you after we announce our third quarter results.

                      So, thank you very much and thanks for taking the time.

Operator:             Thank you ladies and gentlemen, that does conclude today's conference. You may now disconnect.


                                       END